Exhibit 23






The Board of Directors and Shareholders
Florida Progress Corporation:

We consent to incorporation by reference in the registration statements No. 33-51573 on Form S-3, No. 33-54912 on Form S-8, No. 33-45044 on Form S-3, No.
33-47623 on Form S-8, No. 33-39153 on Form S-8, and No. 2-93111 on Form S-3 of
Florida Progress Corporation of our report dated January 24, 1994, relating to the balance sheets of Florida Progress Corporation and subsidiaries as of December 31, 1993 and 1992, and the related statements of income, shareholders equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Florida Progress Corporation.

Our report refers to changes in the methods of accounting for income taxes and postretirement benefits other than pensions.


/s/KPMG PEAT MARWICK
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KPMG PEAT MARWICK
St. Petersburg, Florida




March 24, 1994